Filed Pursuant to Rule 424(b)(7)
Registration No. 333-201417

PROSPECTUS SUPPLEMENT NO. 1
(To the prospectus dated January 9, 2015 and the prospectus supplement dated November 2, 2015)

29,293,409 Shares

CIT Group Inc.

Common Stock

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This prospectus supplement updates and amends certain information contained in the prospectus dated January 9, 2015, as supplemented by the prospectus supplement dated November 2, 2015, relating to the offer and resale by the selling securityholders identified in the prospectus supplement dated November 2, 2015, which we refer to in this prospectus supplement as the selling securityholders, of up to an aggregate 29,293,409 shares of our common stock, par value $0.01 per share. We issued these shares of our common stock to such selling securityholders in connection with our acquisition of IMB Holdco LLC (the parent company of OneWest Bank N.A.), which we refer to in this prospectus supplement as OneWest Bank. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus dated January 9, 2015 and the prospectus supplement dated November 2, 2015, including any amendments or supplements thereto.

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Investing in our common stock involves risks. See “Risk Factors” on page 7 of the accompanying prospectus and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 to read about factors you should consider before buying our securities.

These securities are not bank deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, instrumentality or authority.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is November 12, 2015

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About this Prospectus Supplement

The information in the table appearing under the caption “Selling Securityholders” in the prospectus supplement dated November 2, 2015 with respect to Paulson Credit Opportunities Master Ltd. and Paulson Special Situations Master Fund Ltd. is modified by deleting in their entirety the references to Paulson Credit Opportunities Master Ltd. and Paulson Special Situations Master Fund Ltd. and replacing such information with the information presented herein under “Selling Securityholders.” Except as expressly provided in this prospectus supplement, the prospectus supplement dated November 2, 2015 is not otherwise modified, supplemented or altered in any way.

Selling securityholders

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After this Offering
	Number	Percentage		Number	Percentage
Paulson Credit Opportunities Master Ltd.(1)	4,378,540	2.18%	4,378,540	–	–
Paulson Special Situations Master Fund Ltd.(1)	2,628,806	1.31%	2,628,806	–	–

(1)	Prior to our acquisition of OneWest Bank, Paulson Credit Opportunities Master Ltd. and Paulson Special Situations Master Fund Ltd. had the ability to appoint, and appointed, one director and an observer to the IMB Holdco LLC board of directors. Paulson & Co. Inc. has investment authorities for Paulson Credit Opportunities Master Ltd. and Paulson Special Situations Master Fund Ltd. and may be deemed to share voting power and investment power over the shares held by Paulson Credit Opportunities Master Ltd. and Paulson Special Situations Master Fund Ltd. that are being registered for resale in this prospectus supplement. John Paulson is the President and sole Director of Paulson & Co. Inc. John Paulson and Paulson & Co. Inc. disclaim beneficial ownership of such shares and does not admit it is the beneficial owner of such shares.